Exhibit 1.1

Execution Version

MOVANO INC.

Common Stock, Par Value $0.0001 Per Share

At the Market Issuance Agreement

August 15, 2022

B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Ladies and Gentlemen:

Movano Inc., a Delaware corporation (the “Company”), confirms its agreement with B. Riley Securities, Inc. (“B. Riley” or the “Agent”), with respect to the issuance and sale from time to time by the Company, in the manner and subject to the terms and conditions described in this At the Market Issuance Agreement (this “Agreement”), of shares (the “Placement Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The aggregate gross sales price of the Common Stock that may be sold pursuant to this Agreement, including any Terms Agreement (as defined below), collectively shall not exceed $50 million (the “Maximum Amount”).

The Company has filed with the Securities and Exchange Commission (the “Commission”) an shelf registration statement on Form S-3 (No. 333-264116), including the prospectus included therein (the “Base Prospectus”), covering the registration of the offer and sale of certain securities, including the Placement Shares, under the Securities Act of 1933, as amended (the “1933 Act”), and the applicable rules and regulations of the Commission promulgated thereunder (the “1933 Act Regulations”), which became effective on May 25, 2022. Except where the context otherwise requires, “Registration Statement” means the registration statement referred to above, as amended at the time of such registration statement’s effectiveness for purposes of Section 11 of the 1933 Act, as such section applies to B. Riley, including (1) all documents filed as a part thereof or incorporated or deemed to be incorporated by reference therein and (2) any information contained or incorporated by reference in a prospectus filed with the Commission pursuant to Rule 424(b) under the 1933 Act (“Rule 424(b)”), to the extent such information is deemed, pursuant to Rule 430B or Rule 430C under the 1933 Act, to be part of such registration statement at the effective time. “Prospectus Supplement” means the prospectus supplement to the Base Prospectus included as part of the Registration Statement specifically relating to the offering of the Placement Shares. “Prospectus” means the Prospectus Supplement (and any additional prospectus supplement prepared in accordance with the provisions of Section 7(o) of this Agreement and filed in accordance with the provisions of Rule 424(b)) together with the Base Prospectus attached to or used with the Prospectus Supplement.

Any reference herein to the Registration Statement, the Base Prospectus, the Prospectus, any Permitted Free Writing Prospectus (as defined below) or any amendment or supplement thereto shall be deemed to refer to and include the documents, if any, incorporated by reference, or deemed to be incorporated by reference, therein, and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement or the Prospectus shall be deemed to refer to and include the filing after the execution hereof of any document with the Commission incorporated by reference therein. All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, the General Disclosure Package (as defined below) or the Prospectus (and all other references of like import) shall be deemed to include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, the General Disclosure Package or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is or is deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus, as the case may be, after the most recent effective date prior to the execution of this Agreement, in the case of the Registration Statement, or the respective issue date in the case of the Prospectus or any Free Writing Prospectus or Issuer Free Writing Prospectus included as part of the General Disclosure Package. All references in this Agreement to the Registration Statement or the Prospectus, or any amendments or supplements to any of the foregoing, shall be deemed to include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

As used in this Agreement:

“Business Day” shall mean any day on which Nasdaq (as defined below) and commercial banks in the City of New York are open for business.

“Free Writing Prospectus” means any “free writing prospectus”, as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”) relating to the Placement Shares.

“General Disclosure Package” means, with respect to the offer or sale of any Placement Shares, the Prospectus and each applicable Free Writing Prospectus or Issuer Free Writing Prospectus (as defined below) relating to such Placement Shares, if any, issued at or prior to the relevant Time of Sale and the public offering price of such Placement Shares, all considered together.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus” as defined in Rule 433 of the 1933 Act Regulations relating to the Placement Shares.

Time of Sale” means (i) with respect to each offering of Placement Shares pursuant to this Agreement in connection with any Agency Transaction (as defined below), the time of B. Riley’s initial entry into contracts with purchasers for the sale of such Placement Shares and (ii) with respect to each offering of Placement Shares pursuant to any relevant Terms Agreement, the time of sale of such Placement Shares to B. Riley.

“Trading Day” means any day on which shares of Common Stock are purchased and sold on the principal market on which the Common Stock is listed or quoted.

The Company and B. Riley agree as follows:

1. Issuance and Sale of Placement Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through or to B. Riley, as sales agent or principal, Placement Shares; provided, however, that in no event shall the Company issue or sell through or to B. Riley Placement Shares that would result in the aggregate gross sales price of all Common Stock sold pursuant to this Agreement or any Terms Agreement exceeding the Maximum Amount; provided further, however, that in no event shall the aggregate number of Placement Shares sold pursuant to this Agreement exceed the number of authorized but unissued shares of Common Stock at any time. Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the number or dollar amount of Placement Shares issued and sold under this Agreement shall be the sole responsibility of the Company and that B. Riley shall have no obligation in connection with such compliance. The issuance and sale of the Placement Shares through or to B. Riley will be effected pursuant to the Registration Statement, although nothing in this Agreement shall be construed as requiring the Company to use the Registration Statement to issue any Placement Shares.

2. Agency and Principal Transactions.

(a) Agency Transactions. Each time that the Company wishes to issue and sell any Placement Shares hereunder through B. Riley, acting as agent (each such transaction, an “Agency Transaction”), it will notify B. Riley by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which the Company desires such Placement Shares to be sold (each such notice, a “Placement Notice”), which Placement Notice shall, at a minimum, include (w) the number of Placement Shares to be issued, (x) the time period during which sales are requested to be made, (y) any limitation on the number of Placement Shares that may be sold in any one Trading Day and (z) any minimum price below which sales may not be made. A form of Placement Notice which contains such minimum sales parameters is attached hereto as Schedule 1. Each Placement Notice is required to originate from one of the individuals from the Company set forth on Schedule 2, and shall be addressed to each of the individuals from B. Riley set forth on Schedule 2, as such Schedule 2 may be amended from time to time. Each Placement Notice shall be effective immediately upon receipt by B. Riley unless and until:

(i) in accordance with the notice requirements set forth in Section 4, B. Riley declines to accept the terms contained therein for any reason, in its sole discretion,

(ii) the Maximum Amount of Placement Shares has been sold,

(iii) in accordance with the notice requirements set forth in Section 4, the Company suspends or terminates such Placement Notice,

(iv) the Company issues a subsequent Placement Notice with parameters superseding those on such earlier dated Placement Notice, or

(v) this Agreement has been terminated under the provisions of Section 11.

The amount of any discount, commission or other compensation to be paid by the Company to B. Riley in connection with the sale of the Placement Shares in any Agency Transaction shall be calculated in accordance with the terms set forth in Schedule 3. It is expressly acknowledged and agreed that neither the Company nor B. Riley will have any obligation whatsoever with respect to an Agency Transaction unless and until the Company delivers a Placement Notice to B. Riley and B. Riley does not decline such Placement Notice pursuant to the terms set forth above, and then only upon the terms specified in this Agreement and such Placement Notice. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

(b) Principal Transactions. The Company may also offer to sell the Placement Shares directly to B. Riley, as principal, in which event such parties shall enter into a separate agreement (each such agreement, a “Terms Agreement”) in substantially the form set forth in Schedule 2(b) hereto (with such changes thereto as may be agreed upon by the Company and B. Riley), relating to such sale in accordance with Section 3(b) hereof (each such transaction being referred to as a “Principal Transaction”). Each of the Company and B. Riley agree that any Terms Agreement may be completed in the form of an electronic mail communication with such acceptance and agreement coming in the form of an electronic mail communication to be sent and received, in each case by an individual from the Company and B. Riley set forth on Schedule 2 hereto, as such Schedule 2 may be amended from time to time. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement shall control.

3. Sale of Placement Shares by B. Riley.

(a) Agency Sales of Placement Shares. Subject to the terms and conditions herein set forth, upon the Company’s delivery of a Placement Notice with respect to an Agency Transaction, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, B. Riley, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of the Nasdaq Stock Market (“Nasdaq”) to sell such Placement Shares up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. B. Riley will provide written confirmation to the Company (including by email correspondence to each of the individuals of the Company set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply), no later than the opening of the Trading Day immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the volume-weighted average price of the Placement Shares sold, the Net Proceeds (as defined below) payable to the Company in respect thereof and the compensation payable by the Company to B. Riley pursuant to the terms hereof with respect to such sales. B. Riley may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the 1933 Act Regulations. The Company acknowledges and agrees that (i) there can be no assurance that B. Riley will be successful in selling Placement Shares and (ii) B. Riley will incur no liability or obligation to the Company or any other person or entity if it does not sell Placement Shares for any reason other than a failure by B. Riley to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 3.

(b) Sales of Placement Shares via Principal Transaction.

(i) If the Company wishes to issue and sell any Placement Shares to B. Riley pursuant to this Agreement in a Principal Transaction, the Company and B. Riley shall enter into a Terms Agreement setting forth the terms of such Principal Transaction.

(ii) Each sale of any Placement Shares to B. Riley in a Principal Transaction shall be made in accordance with the terms of this Agreement and the applicable Terms Agreement, which shall provide for the sale of such Placement Shares to, and the purchase thereof by, B. Riley. The commitment of B. Riley to purchase the Placement Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations, warranties and agreements of the Company contained, and shall be subject to the terms and conditions set forth, in this Agreement and such Terms Agreement. Any such Terms Agreement shall specify the number of the Placement Shares to be purchased by B. Riley pursuant thereto, the timing and method of such sale, the price to be paid to the Company for such Placement Shares, and the time, date (each such time and date being referred to herein as a “Principal Settlement Date”) and place of delivery of and payment for such Placement Shares.

(c) Notwithstanding any other provision of this Agreement, the Company shall not offer, sell or deliver, or request the offer or sale, of any Placement Shares pursuant to this Agreement (whether in an Agency Transaction or a Principal Transaction) and, by notice to B. Riley given by telephone (confirmed promptly by email to one of the individuals of B. Riley set forth on Schedule 2), shall cancel any instructions for the offer or sale of any Placement Shares, and B. Riley shall not be obligated to offer or sell any Placement Shares, during any period in which the Company is, or reasonably could be deemed to be, in possession of material non-public information.

4. Suspension of Sales.

(a) The Company or B. Riley may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Schedule 2, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Schedule 2), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice or their respective obligations under any Terms Agreement. Each of the parties agrees that no such notice under this Section 4 shall be effective against the other unless it is made to the individuals named on Schedule 2 hereto, as such schedule may be amended from time to time.

(b) Notwithstanding any other provision of this Agreement, during any period in which the Registration Statement is no longer effective under the 1933 Act, the Company shall promptly notify B. Riley, the Company shall not request the sale of any Placement Shares, and B. Riley shall not be obligated to sell or offer to sell any Placement Shares.

5. Settlement.

(a) Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares in an Agency Transaction will occur on the second (2nd) Trading Day (or such earlier day as is industry practice for regular-way trading) following the date on which such sales are made (each such date, an “Agency Settlement Date” and the first such Agency Settlement Date, the “First Delivery Date”; and any Agency Settlement Date and Principal Settlement Date shall be referred to as a “Settlement Date”). The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Placement Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by B. Riley at which such Placement Shares were sold, after deduction for (i) B. Riley’s commission, discount or other compensation for such sales payable by the Company pursuant to Section 2 hereof or pursuant to any applicable Terms Agreement, (ii) any other amounts due and payable by the Company to B. Riley hereunder pursuant to Section 7(j) hereof, and (iii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.

(b) Delivery of Placement Shares. On or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting B. Riley’s or its designee’s account (provided that B. Riley shall have given the Company written notice of such designee at least one Business Day prior to the Settlement Date) at The Depository Trust Company through its Deposit and Withdrawal at Custodian system or by such other means of delivery as may be mutually agreed upon by the parties hereto against payment by B. Riley of the related Net Proceeds in respect of the sale of such Placement Shares in immediately available funds to an account designated by the Company on, or prior to, the Settlement Date. Upon such settlement, such Placement Shares shall be freely tradeable, transferable, registered shares in good deliverable form. The Company agrees that if the Company, or its transfer agent (if applicable), defaults in its obligation to deliver duly authorized Placement Shares on a Settlement Date, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Section 9(a) (Indemnification and Contribution) hereto, it will (i) hold B. Riley harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and (ii) pay to B. Riley any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.

6. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, B. Riley that as of (i) the date of this Agreement, (ii) each date on which the Company executes and delivers a Terms Agreement, (iii) each Time of Sale, (iv) each Settlement Date, and (v) each Bring-Down Date (as defined in Section 7(p)) (each such date included in (i) through (v), a “Representation Date”):

(a) The Company meets the requirements for use of a “shelf registration statement” on Form S-3 in connection with the issuance of its securities, including the Placement Shares. The Registration Statement became effective upon filing with the Commission under Rule 462(e) under the 1933 Act Regulations, and no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission or by the state securities authority of any jurisdiction, and any request on the part of the Commission for additional information has been complied with. The Prospectus Supplement will name B. Riley as the agent in the section entitled “Plan of Distribution.” The Registration Statement and the offer and sale of Placement Shares as contemplated hereby meet the requirements of Rule 415 under the 1933 Act and comply in all material respects with such Rule. Copies of the Registration Statement, the Prospectus, and any amendments or supplements thereto and all documents incorporated by reference therein that were filed with the Commission on or prior to the date of this Agreement have been delivered to B. Riley and its counsel or are available through EDGAR. The Common Stock is currently quoted on Nasdaq under the trading symbol “MOVE.”

(b) The Prospectus when filed complied and, as amended or supplemented, if applicable, will comply in all material respects with the 1933 Act. The Registration Statement, and any post-effective amendments thereto, at the time it became effective complied, and as of each Representation Date, complied and will comply, in all material respects with the 1933 Act and did not and, as of each Representation Date, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the Prospectus and General Disclosure Package, as amended or supplemented, as of its date, did not, and, as of each Representation Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the two immediately preceding sentences do not apply to statements in or omissions from the Registration Statement or any post-effective amendment thereto, or the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with the information relating to B. Riley and furnished to the Company in writing by B. Riley expressly for use therein.

(c) The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”), and, when read together with the other information in the Registration Statement, the General Disclosure Package or the Prospectus, as applicable, as of each Representation Date, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.

(d) Each Issuer Free Writing Prospectus, if any, as of its date of first use and at all subsequent times through the completion of the applicable public offer and sale of Placement Shares, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus, including any document incorporated by reference therein. The foregoing sentence does not apply to statements in or omissions from any such Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Company by B. Riley expressly for use therein.

(e) The Registration Statement, the Prospectus and any Permitted Free Writing Prospectus (to the extent any such Permitted Free Writing Prospectus was required to be filed with the Commission) delivered to B. Riley for use in connection with the public offering of the Placement Shares contemplated herein or by any Terms Agreement have been and will be at the time of such delivery identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(f) The Placement Shares, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a “shelf registration statement.” The Company has not received from the Commission any notice pursuant to Rule 401(g) of the 1933 Act Regulations objecting to the use of the shelf registration statement form.

(g) At the time of filing the Registration Statement and at each Representation Date, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.

(h) The Company has not distributed and will not distribute, prior to the completion of B. Riley’s distribution of the Placement Shares, any offering material in connection with the offering and sale of the Placement Shares other than the Prospectus, the Registration Statement, the General Disclosure Package and any Issuer Free Writing Prospectus to which B. Riley has consented, which consent will not be unreasonably withheld or delayed, or that is required by applicable law or the listing maintenance requirements of Nasdaq to be so distributed (any such Issuer Free Writing Prospectus is referred to herein as a “Permitted Free Writing Prospectus”).

(i) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and any Terms Agreement; and all action required to be taken for the due and proper authorization, execution and delivery of this Agreement has been duly and validly taken. This Agreement has been duly authorized, executed and delivered by the Company.

(j) The Placement Shares to be issued and sold by the Company hereunder or under any Terms Agreement have been duly authorized for issuance and sale pursuant to this Agreement and any Terms Agreement, as applicable, and, when issued and delivered by the Company pursuant to this Agreement or any Terms Agreement, as applicable, against payment of the consideration set forth herein or therein, will be validly issued and fully paid and non-assessable; and the issuance of the Placement Shares is not subject to the preemptive or other similar rights of any securityholder of the Company. The Placement Shares conform in all material respects to all statements relating thereto contained in the Registration Statement, the Prospectus, the General Disclosure Package and any Permitted Free Writing Prospectus.

(k) The issuance and sale of the Placement Shares, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any Lien (as defined below) upon any property or assets of the Company and its subsidiaries, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; (ii) result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets, except, with respect to clauses (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, properties, prospects, operations or business of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”) or have a material adverse effect on the performance of the Company of its obligations hereunder.

(l) Except as set forth in each of the Registration Statement, the General Disclosure Package and the Prospectus, the Company has no significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X) that are not included among the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

(m) Moss Adams LLP, which has certified certain financial statements of the Company and its subsidiaries, is an independent public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) as required by the 1933 Act.

(n) The historical financial statements (including the related notes and schedules thereto) included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except for any annual year-end adjustment, the adoption of new accounting principles, and except as otherwise noted therein. The supporting schedules, if any, present fairly the information required to be stated therein. The selected financial data and the summary financial information (if any) included in each of the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included therein. All disclosures contained in the Registration Statement, the General Disclosure Package and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G of the 1934 Act and Item 10(e) of Regulation S-K of the 1933 Act Regulations, to the extent applicable. The interactive data in eXtensible Business Reporting Language included in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in all material respects in accordance with the Commission’s rules and guidelines applicable thereto.

(o) Each of the Company and each of its subsidiaries has been duly organized, is validly existing and in good standing as a corporation or other business entity under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its subsidiaries have all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, except where the failure to have such power and authority would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p) Except as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal or governmental or regulatory investigations, actions, demands, claims, suits, arbitrations, inquiries or proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject that would, individually or in the aggregate, if determined adversely to the Company or any of its subsidiaries, reasonably be expected to have a Material Adverse Effect; and to the Company’s knowledge, no such proceedings are threatened by governmental authorities, regulatory authorities or others.

(q) Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the authorized, issued and outstanding stock of the Company is as set forth in the latest balance sheet incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus (except for subsequent issuances, if any, pursuant to reservations, employee benefit plans, dividend reinvestment plans, employee and director stock option plans or the exercise of convertible securities referred to therein). All of the issued and outstanding shares of capital stock or other equity interests of each subsidiary owned, directly or indirectly, by the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities, security interests or claims (collectively, “Liens”), except for such Liens as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets is required for the issue and sale of the Placement Shares, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, except (A) such as have been already obtained or as may be required under the 1933 Act, the 1933 Act Regulations, the rules of Nasdaq, state securities or Blue Sky laws or the rules of the Financial Industry Regulatory Authority (“FINRA”) and (B) such consents, approvals, authorizations or orders, of which the failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(s) Neither the Company nor any of its subsidiaries has sustained, since the date of the last audited financial statements included in the Registration Statement, the General Disclosure Package or the Prospectus, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the General Disclosure Package and the Prospectus, or as would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect. Since the respective dates as of which information is given in the General Disclosure Package and the Prospectus, there has not been any change in the equity capital, net current assets, short-term debt or long-term debt of the Company or any of its subsidiaries or any adverse change in or affecting the condition (financial or otherwise), results of operations, properties, management, operations or business of the Company and its subsidiaries taken as a whole, in each case except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(t) The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all taxes due, and no tax deficiency has been determined adversely to the Company or any of its subsidiaries, nor does the Company have any knowledge of any tax deficiencies that have been, or would reasonably be expected to be asserted against the Company and any of its subsidiaries, except any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u) Neither the Company nor any of its subsidiaries is, and after giving effect to the offering and sale of the Placement Shares and the application of the proceeds thereof as described under “Use of Proceeds” in the Prospectus and the General Disclosure Package, none of them will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder.

(v) The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of the Common Stock in connection with the offering of the Placement Shares.

(w) No relationship, direct or indirect, exists between or among the Company or its affiliates, on the one hand, and the directors, officers, shareholders, customers or suppliers of the Company, on the other hand, that is required by the 1933 Act and the 1933 Act Regulations to be described in the Registration Statement, the General Disclosure Package or the Prospectus which is not so described.

(x) The Company and each of its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all Liens, except such Liens as are described in each of the Registration Statement, the General Disclosure Package and the Prospectus or which would not reasonably be expected to have a Material Adverse Effect. All assets held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as do not interfere with the use made and proposed to be made of such assets by the Company and its subsidiaries, except where the invalidity or unenforceability of any such lease would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(y) Except as would not reasonably be expected to result in material liability to the Company or any of its subsidiaries, (A) each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”), other than a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA), that is sponsored, maintained or contributed to, or required to be contributed to, by the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations with the Company within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) (each a “Plan”) has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations, including ERISA and the Code; (B) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; and (C) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and to the knowledge of the Company, nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification. Neither the Company nor any of its subsidiaries has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan or a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA.

(z) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries, has, in the course of its actions for, or on behalf of, the Company or any of its subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”)) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA, U.K. Bribery Act 2010, or any other applicable anti-bribery statute or regulation; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; and the Company and its subsidiaries and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA, U.K. Bribery Act 2010, and all other applicable anti-bribery statutes and regulations and have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(aa) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(bb) Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is (i) currently subject to any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country, region or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria). The Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country, region or territory, that is currently the subject or target of Sanctions in violation of applicable law. Since the Company’s formation, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in, and will not plan to engage in, any dealings or transactions with any individual or entity, or in any country or territory, that at the time of the dealing or transaction is or was the subject or target of Sanctions in violation of applicable law.

(cc) Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter; and (iii) are effective in all material respects to perform the functions for which they were established. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness or significant deficiency in the Company’s internal control over consolidated financial reporting (whether or not remediated) other than as disclosed to B. Riley prior to the date hereof and (2) no change in the Company’s internal control over consolidated financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over consolidated financial reporting.

(dd) Except as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, (i) there are no proceedings that are pending, or to the knowledge of the Company, threatened, against the Company or any of its subsidiaries under any laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements of any governmental authority, including without limitation any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of human health or safety, the environment, or natural resources, or to use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) in which a governmental authority is also a party, (ii) the Company and its subsidiaries are not aware of any material issues regarding compliance with Environmental Laws, including any pending or proposed Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, and (iii) none of the Company and its subsidiaries anticipates material capital expenditures relating to Environmental Laws, except, in the case of (i), (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ee) The Company and its subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses, as being conducted and as described in each of the Registration Statement, the General Disclosure Package and the Prospectus, and have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict with, any such rights of others, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ff) Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any of them or B. Riley for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Placement Shares.

(gg) Neither the Company nor any of its subsidiaries (i) is in violation of its charter or certificate of incorporation, bylaws, or similar organizational documents, (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant, condition or other obligation contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject, or (iii) is in violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(hh) The statistical and market-related data included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that the Company believes to be reliable in all material respects and, to the extent required, the Company has obtained the written consent to the use of such data from such sources.

(ii) The Company acknowledges and agrees that B. Riley is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of the Placement Shares contemplated hereby (including in connection with determining the terms of the offering) and not as financial advisors or fiduciaries to, or agents of, the Company or any other person. Additionally, B. Riley is not advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and B. Riley shall not have any responsibility or liability to the Company with respect thereto. Any review by B. Riley of the Company and the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of B. Riley and shall not be on behalf of the Company or any other person.

(jj) The Company and each of its subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as management believes is adequate in all material respects for the conduct of their respective businesses and the value of their respective properties. All policies of insurance of the Company and its subsidiaries are in full force and effect; the Company and each of its subsidiaries are in compliance with the terms of such policies in all material respects; and neither the Company nor any of its subsidiaries has received notice from any insurer or agent of such insurer that material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance and there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(kk) Except (A) as described in the Registration Statement, the General Disclosure Package and the Prospectus or (B) as would not reasonably be expected to have a Material Adverse Effect, no labor disturbance by or dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened.

(ll) The Company and its subsidiaries have such permits, licenses, sub-licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own or lease their properties and conduct their businesses in the manner described in the General Disclosure Package and the Prospectus, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or except as described in each of the General Disclosure Package and the Prospectus. The Company and each of its subsidiaries have fulfilled and performed all of its obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect. Except as described in each of the General Disclosure Package and the Prospectus, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such Permits or has any reason to believe that any such Permits will not be renewed in the ordinary course, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.

(mm) The Company and its subsidiaries: (A) are and at all times have been in material compliance with all statutes, rules and regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product under development, manufactured or distributed by the Company or its subsidiaries (“Applicable Laws”), (b) have not received any Form 483 from the FDA, notice of adverse finding, warning letter, or other written correspondence or notice from the FDA, the European Medicines Agency (the “EMA”), or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), which would, individually or in the aggregate, result in a Material Adverse Effect; (C) possess all material Authorizations and such Authorizations are valid and in full force and effect and neither the Company nor its subsidiaries is in material violation of any term of any such Authorizations; (D) have not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA, the EMA, or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any Company product, operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA, the EMA, or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding against the Company; (E) have not received written notice that the FDA, EMA, or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA, EMA, or any other federal, state, local or foreign governmental or regulatory authority is considering such action; and (F) have filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations except where the failure to file such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments would not result in a Material Adverse Effect, and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission).

(nn) The Company has established and administers a compliance program applicable to the Company, to assist the Company and the directors, officers and employees of the Company in complying with applicable regulatory guidelines (including, without limitation, those administered by the FDA and any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA); except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(oo) The preclinical studies and clinical trials conducted by the Company or on behalf of the Company were, and, if still pending are, to the Company’s knowledge, being conducted in all material respects in compliance with all Applicable Laws and in accordance with experimental protocols, procedures and controls generally used by qualified experts in the preclinical study and clinical trials of comparable products to those being developed by the Company; the descriptions of the results of such preclinical studies and clinical trials contained in the Registration Statement and the Prospectus are accurate and complete in all material respects, and, except as set forth in the Registration Statement and the Prospectus, the Company has no knowledge of any other clinical trials or preclinical studies, the results of which reasonably call into question the clinical trial or preclinical study results described or referred to in the Registration Statement and the Prospectus when viewed in the context in which such results are described; and the Company has not received any written notices or correspondence from the FDA, the EMA, or any other domestic or foreign governmental agency requiring the termination, suspension or modification of any preclinical studies or clinical trials conducted by or on behalf of the Company that are described in the Registration Statement and the Prospectus or the results of which are referred to in the Registration Statement and the Prospectus.

(pp)  The business of the Company and its subsidiaries as described in the Registration Statement and the and the Prospectus is being conducted in compliance with applicable requirements under the Federal Communications Act of 1934, as amended, the Telecommunications Act of 1996 and the regulations issued thereunder, all relevant rules, regulations and published policies of the Federal Communications Commission (the “FCC”) and any applicable foreign or state telecommunications laws and regulations of a state public service commission or similar state governmental authority with jurisdiction over the Company’s operations pursuant to the Governmental Licenses (as defined below) (“Telecommunications Authorities”) (such laws and regulations, collectively, the “Telecommunications Laws”), except as would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, and all reports, documents, instruments, information and applications required to be filed pursuant to the rules and regulations of the FCC and any other Telecommunications Authority have been filed. The Company and its subsidiaries possess all permits, licenses, rights of way, approvals, consents and other authorizations issued by the appropriate federal, state or local regulatory agencies or bodies (including the FCC or any other Telecommunications Authority) required for the conduct of the businesses currently operated by the Company and its subsidiaries (collectively, the “Governmental Licenses”), except where the failure to possess any such Governmental Licenses would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; the Company and its subsidiaries are legally qualified to hold, have all necessary consents, authorizations and approvals relating to, and are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the Governmental Licenses are valid and in full force, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; there is no outstanding adverse judgment, decree or order that has been issued by the FCC or any other Telecommunications Authority against the Company or any of its subsidiaries and which, singly or in the aggregate, would have a material adverse effect on the Company and its subsidiaries, taken as a whole; and neither the Company nor any of its subsidiaries has received any notice of or is aware of proceedings relating to the revocation or modification of any such Governmental Licenses or that would otherwise affect the operations of the Company or its subsidiaries and which, singly or in the aggregate, would have a material adverse effect on the Company and its subsidiaries, taken as a whole. No event has occurred with respect to the Governmental Licenses which, with the giving of notice or the lapse of time or both, would reasonably be expected to constitute grounds for the FCC’s failure to renew such Governmental Licenses or for the revocation of any Governmental License.

(qq) (i)(x) To the knowledge of Company, there has been no security breach or other compromise of any Company’s information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) and (y) the Company has not been notified of, and have no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; (ii) the Company is presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, in the case of this clause (ii), individually or in the aggregate, have a Material Adverse Effect; and (iii) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices.

(rr) Other than with respect to this Agreement, the Company is not a party to any agreement with an agent or underwriter for any other “at the market” or continuous equity transaction.

(ss) The statements set forth in each of the Registration Statement, the General Disclosure Package and the Prospectus under the captions “Description of Common Stock We May Offer” and “Material U.S. Federal Income Tax Considerations to Non-U.S. Holders”, insofar as they purport to summarize the provisions of the laws and documents referred to therein, are accurate summaries in all material respects.

Any certificate signed by any officer of the Company or any of its subsidiaries delivered to B. Riley or to counsel for B. Riley pursuant to or in connection with this Agreement or any Terms Agreement shall be deemed a representation and warranty by the Company to B. Riley as to the matters covered thereby.

7. Covenants of the Company. The Company covenants and agrees with B. Riley that:

(a) The Company will promptly notify B. Riley, and if written notice is requested by B. Riley, confirm such notice in writing as soon as reasonably practicable, of (i) the effectiveness of any amendment to the Registration Statement, (ii) the transmittal to the Commission for filing of any supplement or amendment to the Prospectus, (iii) the receipt of any comments from the Commission, (iv) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (v) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose or the Company’s receipt of any notice from the Commission of its objection to the use of a shelf registration statement pursuant to Rule 401(g) under the 1933 Act; and the Company will use commercially reasonable efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof.

(b) The Company will promptly transmit copies of the Prospectus, properly completed, and any supplement thereto, to the Commission for filing pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed therein, and will take such steps as it deems necessary to ascertain promptly whether the Prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such Prospectus. At any time when the Prospectus is required to be delivered (or, but for the exemption in Rule 172 under the 1933 Act, would be required to be delivered) under the 1933 Act or the 1934 Act in connection with sales of any Placement Shares, the Company will give B. Riley notice of its intention to file or prepare any amendment to the Registration Statement or any amendment, supplement or any revision to the Prospectus or any Issuer Free Writing Prospectus, and the Company will furnish B. Riley with copies of any such amendment or supplement or other documents proposed to be filed or used a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file any such amendment or supplement or other document in a form to which B. Riley or counsel for B. Riley shall reasonably object.

(c) The Company has furnished or will deliver to B. Riley as many signed and conformed copies of the Registration Statement and of each amendment thereto, if any, filed prior to the termination of any offering of the Placement Shares pursuant hereto or any Terms Agreement (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) as B. Riley reasonably requests.

(d) The Company has furnished or will deliver to B. Riley, without charge, as many copies of the Prospectus as B. Riley reasonably requested, and the Company has furnished or will deliver to B. Riley, without charge, as many copies of each Issuer Free Writing Prospectus, if any, as B. Riley reasonably requested, and the Company hereby consents to the use of such copies of the Prospectus and each Issuer Free Writing Prospectus, if any, by B. Riley for purposes permitted by the 1933 Act. The Company will furnish to B. Riley, from time to time during the period when the Prospectus is required to be delivered (or, but for the exemption in Rule 172 under the 1933 Act, would be required to be delivered) under the 1933 Act or the 1934 Act in connection with sales of the Placement Shares, such number of copies of the Prospectus (as amended or supplemented) as B. Riley may reasonably request for the purposes contemplated by the 1933 Act, the 1933 Act Regulations, or the 1934 Act Regulations. The Prospectus and any amendments or supplements thereto furnished to B. Riley will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e) If at any time when a prospectus is required to be delivered (or, but for the exemption in Rule 172 under the 1933 Act, would be required to be delivered) under the 1933 Act or the 1934 Act in connection with sales of the Placement Shares any event shall occur or condition exist as a result of which it is necessary, upon the advice of counsel for B. Riley or counsel for the Company, to amend or supplement the Prospectus in order that the Prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, upon the advice of either such counsel, at any such time to amend or supplement the Registration Statement or the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, then the Company will promptly prepare and, subject to Section 7(b), file with the Commission such amendment or supplement, whether by filing documents pursuant to the 1933 Act, the 1934 Act or otherwise, as may be necessary to correct such untrue statement or omission or to make the Registration Statement and Prospectus comply with such requirements, and the Company will furnish to B. Riley a reasonable number of copies of such amendment or supplement. If an event or development occurs as a result of which the General Disclosure Package contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is used, not misleading, the Company will promptly notify B. Riley and will promptly amend or supplement in a manner reasonably satisfactory to B. Riley, at its own expense, the General Disclosure Package to eliminate or correct such untrue statement or omission. If at any time following the issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Placement Shares) or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify B. Riley and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) The Company will cooperate with B. Riley to qualify the Placement Shares for offering and sale under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as B. Riley may reasonably designate and to maintain such qualifications in effect so long as required to complete the distribution of the Placement Shares; provided that the Company shall not be obligated to file any general consent or otherwise subject itself to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(g)  The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement covering a 12-month period that satisfies the provisions of Section 11(a) and Rule 158 of the 1933 Act Regulations.

(h) The Company, during the period when a prospectus is required to be delivered (or, but for the exemption in Rule 172 under the 1933 Act, would be required to be delivered) under the 1933 Act or the 1934 Act in connection with sales of the Placement Shares, will file all documents required to be filed with the Commission pursuant to Section 13, 14 or 15 of the 1934 Act within the time period prescribed by the 1934 Act and the 1934 Act Regulations.

(i) During the period when a prospectus is required to be delivered (or, but for the exemption in Rule 172 under the 1933 Act, would be required to be delivered) under the 1933 Act or the 1934 Act in connection with sales of the Placement Shares, the Company will use commercially reasonable efforts to cause the Placement Shares to be listed on Nasdaq.

(j) Whether or not the transactions contemplated in this Agreement or by any Terms Agreement are consummated or this Agreement or all Terms Agreements are terminated, the Company will pay all expenses incident to the performance of its obligations under this Agreement and any Terms Agreement, including (i) the reproduction and filing of this Agreement and any Terms Agreement, (ii) the preparation, issuance and delivery of the Placement Shares to B. Riley, including any stock transfer taxes payable in connection therewith, (iii) the fees and disbursements of the Company’s counsel and accountants, (iv) the qualification of the Placement Shares under securities laws in accordance with the provisions of Section 7(f), including filing fees and the related reasonable and documented fees and expenses of counsel for B. Riley in connection therewith and in connection with the preparation of any Blue Sky Survey, if applicable, (v) the reasonable and documented out-of-pocket fees and disbursements of counsel to B. Riley (x) not to exceed $65,000 in connection with the filing of this Agreement and (y) not to exceed $5,000 per calendar quarter thereafter in connection with updates at the time of a Bring-Down Date, (vi) the printing and delivery to B. Riley of copies of the Registration Statement and of each amendment thereto, the Prospectus, any Permitted Free Writing Prospectus and any amendments or supplements thereto, (vii) all fees and expenses incurred with respect to the listing of the Placement Shares on Nasdaq and for clearance, settlement and book entry transfer through the Depositary Trust Company (“DTC”), and (viii) the fees and expenses, if any, incurred with respect to any filing with FINRA (if applicable). The Company also will pay or cause to be paid: (i) the cost and charges of any transfer agent or registrar, and (ii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 7(j).

(k) The Company will use the Net Proceeds as described in the Prospectus in the section entitled “Use of Proceeds.”

(l) If any Agency Transactions or Principal Transactions are pending, and have not been suspended or terminated by the Company in accordance with this Agreement or a Terms Agreement, as applicable, the Company shall provide B. Riley notice as promptly as reasonably possible before it offers to sell, contracts to sell, sells, grants any option to sell or otherwise disposes of any Common Stock (other than Placement Shares offered pursuant to the provisions of this Agreement or any Terms Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire Common Stock; provided, that such notice shall not be required in connection with the (i) issuance, grant or sale of Common Stock, options to purchase Common Stock or Common Stock issuable upon the exercise of options or other equity awards pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Prospectus, (ii) the issuance of securities in connection with an acquisition, merger or sale or purchase of assets, (iii) the issuance or sale of Common Stock pursuant to any dividend reinvestment plan that the Company may adopt from time to time provided the implementation of such is disclosed to B. Riley in advance or (iv) any shares of common stock issuable upon the exchange, conversion or redemption of securities or the exercise of warrants, options or other rights in effect or outstanding.

(m) The Company will, at any time during which any Agency Transactions or Principal Transactions, as applicable, are pending, and have not been suspended or terminated by the Company in accordance with this Agreement or a Terms Agreement, as applicable, advise B. Riley promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to B. Riley pursuant to this Agreement or any Terms Agreement.

(n) The Company will cooperate with any reasonable due diligence review requested by B. Riley or its counsel in connection with the transactions contemplated hereby or by any Terms Agreement, including, without limitation, providing information and making available appropriate documents and senior corporate officers of the Company, during regular business hours, as B. Riley may reasonably request.

(o) The Company agrees that on such dates as the 1933 Act shall require, the Company will (i) file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) under the 1933 Act and (ii) deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market. The Company shall disclose in its quarterly reports on Form 10-Q and in its annual report on Form 10-K, the number of the Placement Shares sold through B. Riley under this Agreement and any Terms Agreement, and the gross proceeds and Net Proceeds to the Company from the sale of the Placement Shares and the compensation paid by the Company with respect to sales of the Placement Shares pursuant to this Agreement during the relevant quarter or, in the case of an Annual Report on Form 10-K, during the fiscal year covered by such Annual Report and the fourth quarter of such fiscal year.

(p) On or prior to the First Delivery Date and each time (i) the Company files the Prospectus relating to the Placement Shares or amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares (other than a prospectus supplement filed in accordance with Section 7(o) of this Agreement) by means of a post-effective amendment, sticker, or supplement but not by means of incorporation of document(s) by reference to the Registration Statement or the Prospectus relating to the Placement Shares; (ii) the Company files an annual report on Form 10-K under the 1934 Act; (iii) the Company files its quarterly reports on Form 10-Q under the 1934 Act; or (iv) the Company files a report on Form 8-K containing amended financial information (other than an earnings release and only if B. Riley reasonably determines that the information contained in such Form 8-K of the Company is material) under the 1934 Act (each date of filing of one or more of the documents referred to in clauses (i) through (iv) shall be a “Bring-Down Date”); the Company shall furnish B. Riley with a certificate, in the form attached hereto as Exhibit 7(p) within (A) three (3) Trading Days of any Bring-Down Date, other than a Bring-Down Date triggered by the Company filing an annual report on Form 10-K under the 1934 Act (a “10-K Bring-Down Date”) or (B) ten (10) Trading Days of any 10-K Bring-Down Date, in each case if requested by B. Riley. The requirement to provide a certificate under this Section 7(p) shall be waived for any Bring-Down Date occurring at a time at which no Agency Transaction is pending or Principal Transaction is pending or ongoing, which waiver shall continue until the earlier to occur of the date the Company delivers a Placement Notice or enters into a Terms Agreement hereunder (which for such calendar quarter shall be considered a Bring-Down Date) and the next occurring Bring-Down Date; provided, however, that such waiver shall not apply for a 10-K Bring-Down Date. Notwithstanding the foregoing, if the Company subsequently decides to sell Placement Shares in an Agency Transaction or Principal Transaction following a Bring-Down Date when the Company relied on such waiver and did not provide B. Riley with a certificate under this Section 7(p), then before the Company enters into a Terms Agreement or delivers a Placement Notice, the Company shall provide B. Riley with a certificate, in the form attached hereto as Exhibit 7(p), dated the date of such Placement Notice for an Agency Transaction and with respect to any Principal Transaction pursuant to a Terms Agreement, the certificate in the form attached hereto as Exhibit 7(p) shall be delivered at the applicable Principal Settlement Date.

(q) On or prior to the First Delivery Date, the Company shall cause to be furnished to B. Riley a written opinion and a negative assurance letter of K&L Gates LLP (“Company Counsel”), or other counsel reasonably satisfactory to B. Riley, in form and substance reasonably satisfactory to B. Riley and its counsel. Thereafter, within (A) three (3) Trading Days of each Bring-Down Date, other than a 10-K Bring-Down Date, or (B) ten (10) Trading Days of each 10-K Bring-Down Date, with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(p) for which no waiver is applicable, the Company shall cause to be furnished to B. Riley a negative assurance letter of Company Counsel in form and substance reasonably satisfactory to B. Riley and its counsel; provided, however, that in lieu of such negative assurance letters for subsequent Bring-Down Dates, counsel may furnish B. Riley with a letter (a “Reliance Letter”) to the effect that B. Riley may rely on a prior negative assurance letter delivered under this Section 7(q) to the same extent as if it were dated the date of such letter (except that statements in such prior letter shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Bring-Down Date).

(r) On or prior to the First Delivery Date and within (A) three (3) Trading Days of each Bring-Down Date, other than a 10-K Bring-Down Date or (B) ten (10) Trading Days of each 10-K Bring-Down Date, other than pursuant to Section 7(p)(iii), with respect to which the Company is obligated to deliver a certificate in the form attached hereto as Exhibit 7(p) for which no waiver is applicable, the Company shall cause its independent accountants to furnish B. Riley a letter (the “Comfort Letter”), dated the date such Comfort Letter is delivered, in form and substance reasonably satisfactory to B. Riley, (i) confirming that they are an independent registered public accounting firm within the meaning of the 1933 Act and the PCAOB, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to B. Riley in connection with registered public offerings (the first such letter, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter.

(s)  The Company will not, directly or indirectly, (i) take any action designed to or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of the Common Stock in connection with the offering of the Placement Shares contemplated hereby or (ii) sell, bid for, or purchase the Common Stock to be issued and sold pursuant to this Agreement or any Terms Agreement, or pay anyone any compensation for soliciting purchases of the Placement Shares other than B. Riley; provided, however, that (x) the Company may bid for and purchase shares of its common stock in accordance with Rule 10b-18 under the 1934 Act and (y) nothing herein shall prevent the Company from filing or submitting reports under the 1934 Act or issuing press releases in the ordinary course of business.

(t) Other than a Permitted Free Writing Prospectus, neither B. Riley nor the Company (including its agents and representatives, other than B. Riley in its capacity as such) will make, use, prepare, authorize, approve or refer to any written communication (as defined in Rule 405), required to be filed with the Commission, that constitutes an offer to sell or solicitation of an offer to buy Placement Shares hereunder.

(u) Each Placement Notice delivered by the Company to B. Riley and each execution and delivery by the Company of a Terms Agreement shall be deemed to be (i) an affirmation that the representations, warranties and agreements of the Company herein contained and contained in any certificate delivered to B. Riley pursuant hereto are true and correct at the time of delivery of such Placement Notice or the date of such Terms Agreement, as the case may be, and (ii) an undertaking that such representations, warranties and agreements will be true and correct on any applicable Representation Date, as though made at and as of each such time (it being understood that such representations, warranties and agreements shall relate to the Registration Statement and the Prospectus as amended and supplemented to the time of such Placement Notice acceptance or Terms Agreement, as the case may be).

8. Conditions to B. Riley’s Obligations. The obligations of B. Riley hereunder with respect to a Placement Notice or pursuant to any Terms Agreement will be subject to the continuing accuracy and completeness of the representations and warranties made by the Company herein, to the due performance by the Company of its obligations hereunder and thereunder in all material respects, to the completion by B. Riley of a due diligence review satisfactory to B. Riley in its reasonable judgment, and to the continuing satisfaction (or waiver by B. Riley in its sole discretion) of the following additional conditions:

(a) Registration Statement Effective. The Registration Statement shall be effective and shall be available for (i) all sales of Placement Shares issued pursuant to all prior Placement Notices or any Terms Agreements and (ii) the sale of all Placement Shares contemplated to be issued pursuant to the applicable Agency Transaction or Terms Agreement.

(b) No Material Notices. None of the following events shall have occurred and be continuing: (i) receipt by the Company or any of its subsidiaries of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus or any material document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) No Misstatement or Material Omission. B. Riley shall not have advised the Company that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in B. Riley’s reasonable opinion is material, or omits to state a fact that in B. Riley’s reasonable opinion is material and is required to be stated therein or is necessary to make the statements therein not misleading.

(d) Material Changes. Subsequent to the delivery of the applicable Placement Notice, in the case of any Agency Transaction, or subsequent to the execution of the applicable Terms Agreement, in the case of any Principal Transaction, except as contemplated in the Prospectus and the General Disclosure Package, or disclosed in the Company’s reports filed with the Commission, there shall not have been any Material Adverse Effect, or any development that would reasonably be expected to result in a Material Adverse Effect, or a downgrading in or withdrawal of the rating assigned to any of the Company’s securities (other than asset backed securities) by any “nationally recognized statistical rating organization,” as such term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act (a “Rating Organization”), or a public announcement by any Rating Organization that it has under surveillance or review its rating of any of the Company’s securities (other than asset backed securities), the effect of which, in the case of any such action by a Rating Organization described above, in the reasonable judgment of B. Riley (without relieving the Company of any obligation or liability it may otherwise have), is so material as to make it impracticable or inadvisable to proceed with the offering of the Placement Shares on the terms and in the manner contemplated in the Prospectus.

(e) Company Counsel Legal Opinions. B. Riley shall have received the opinions and negative assurances of Company Counsel required to be delivered pursuant to Section 7(q) on or before the date on which such delivery of such opinion is required pursuant to Section 7(q).

(f) B. Riley Counsel Legal Opinion. B. Riley shall have received from Duane Morris LLP, counsel for B. Riley, such opinion or opinions, on or before the date on which the delivery of the Company Counsel legal opinion is required pursuant to Section 7(q), with respect to such matters as B. Riley may reasonably require, and the Company shall have furnished to such counsel such documents as they reasonably request for enabling them to pass upon such matters.

(g) Comfort Letter. B. Riley shall have received the Comfort Letter required to be delivered pursuant to Section 7(r) on or before the date on which such delivery of such Comfort Letter is required pursuant to Section 7(r).

(h) Representation Certificate. B. Riley shall have received the certificate required to be delivered pursuant to Section 7(p) on or before the date on which delivery of such certificate is required pursuant to Section 7(p).

(i) Secretary’s Certificate. On or prior to the First Delivery Date and at each Principal Settlement Date, B. Riley shall have received a certificate, signed on behalf of the Company by its corporate secretary, in form and substance reasonably satisfactory to B. Riley and its counsel.

(j) No Suspension. In the case of an Agency Transaction, from the time of delivery of the applicable Placement Notice until the applicable Settlement Date and, in the case of a Principal Transaction pursuant to a Terms Agreement, from the time and execution and delivery of the Terms Agreement until the applicable Principal Settlement Date, trading in the Common Stock shall not have been suspended on Nasdaq.

(k) Other Materials. On each date on which the Company is required to deliver a certificate pursuant to Section 7(p), the Company shall have furnished to B. Riley such appropriate further information, certificates and documents as B. Riley may have reasonably requested. All such opinions, certificates, letters and other documents shall have been in compliance with the provisions hereof. The Company will furnish B. Riley with such conformed copies of such opinions, certificates, letters and other documents as B. Riley shall have reasonably requested.

(l) 1933 Act Filings Made. All filings with the Commission required by Rule 424 under the 1933 Act to have been filed prior to the issuance of any Placement Notice hereunder or prior to any Principal Settlement Date shall have been made within the applicable time period prescribed for such filing by Rule 424. To the extent required by applicable law, the Company shall file a prospectus supplement or a supplement to a prospectus supplement in connection with any Principal Transaction pursuant to a Terms Agreement within the applicable time period prescribed for such filing by Rule 424.

(m) Approval for Listing. The Placement Shares shall either have been (i) approved for listing on Nasdaq, subject only to notice of issuance, or (ii) the Company shall have filed an application for listing of the Placement Shares on Nasdaq at, or prior to, the issuance of any Placement Notice.

(n) No Termination Event. There shall not have occurred any event that would permit B. Riley to terminate this Agreement pursuant to Section 11(a).

9. Indemnification and Contribution.

(a) Company Indemnification. The Company agrees to indemnify and hold harmless B. Riley, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act, the directors, officers, partners, employees and agents of B. Riley and each person, if any, who controls B. Riley within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in the General Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that any such settlement is effected with the written consent of the Company;

(iii) against any and all expense whatsoever, as incurred (including the reasonable and documented out-of-pocket fees and disbursements of counsel chosen by B. Riley), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity provision shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of B. Riley expressly for use in the Registration Statement (or any amendment thereto), or in the General Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus (or any amendment or supplement thereto).

(b) B. Riley Indemnification. B. Riley agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 9, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), or in the General Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by B. Riley expressly for use in the Registration Statement (or any amendment thereto), or in the General Disclosure Package, the Prospectus or such Issuer Free Writing Prospectus (or any amendment or supplement thereto).

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in, and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (other than one local counsel in each applicable jurisdiction), reasonably approved by the indemnifying party, representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 9 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Contribution. If the indemnification provided for in paragraph (a) or (b) above, as applicable, is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and B. Riley from the offering of the Placement Shares pursuant to this Agreement and any Terms Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and B. Riley in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company and B. Riley in connection with the applicable offering of the Placement Shares pursuant to this Agreement and any Terms Agreement shall be deemed to be in the same proportion as the total Net Proceeds from such offering of Placement Shares (before deducting expenses) received by the Company bear to the total commissions received by B. Riley pursuant to this Agreement and any Terms Agreement.

The relative fault of the Company on the one hand and B. Riley on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by B. Riley and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and B. Riley agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 9(d). The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 9(d), B. Riley shall not be required to contribute any amount in excess of the total commissions received by it under this Agreement and any Terms Agreement.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 9, each person, if any, who controls B. Riley within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each of B. Riley’s directors, officers, agents, employees and selling agents shall have the same rights to contribution as B. Riley, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

10. Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 9 of this Agreement and all representations and warranties of the Company herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of B. Riley, any controlling persons, or the Company (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.

11. Termination.

(a) B. Riley shall have the right by giving notice as hereinafter specified at any time to terminate this Agreement if (i) any Material Adverse Effect or any development that could reasonably be expected to result in a Material Adverse Effect has occurred, that, in the reasonable judgment of B. Riley, may materially impair the ability of B. Riley to sell the Placement Shares hereunder, (ii) the Company shall have failed, refused or been unable to perform any agreement on its part to be performed hereunder in any material respect; or (iii) any other condition of B. Riley’s obligations hereunder is not fulfilled in any material respect, or (iv) any suspension or limitation of trading in the Placement Shares or in securities generally on Nasdaq shall have occurred. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(j), Section 9 (Indemnification and Contribution), Section 10 (Representations and Agreements to Survive Delivery), Section 16 (Applicable Law; Consent to Jurisdiction) and Section 17 (Waiver of Jury Trial) hereof shall remain in full force and effect notwithstanding such termination. If B. Riley elects to terminate this Agreement as provided in this Section 11(a), B. Riley shall provide the required notice as specified in Section 12 (Notices).

(b) In the case of any purchase by B. Riley pursuant to a Terms Agreement, the obligations of B. Riley pursuant to such Terms Agreement shall be subject to termination by B. Riley at any time prior to or at the applicable Principal Settlement Date if (A) since the time of execution of the Terms Agreement or the respective dates as of which information is given in the Registration Statement or the Prospectus, (i) there has been any Material Adverse Effect; or (ii) there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of B. Riley, impracticable or inadvisable to market the Placement Shares or to enforce contracts for the sale of the Placement Shares; or (iii) (A) if trading in any securities of the Company has been suspended or materially limited by the Commission or Nasdaq, or (B) if trading generally on Nasdaq has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by said exchange or by such system or by order of the Commission, FINRA or any other governmental authority having jurisdiction; or (iv) if a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either Federal or New York authorities. If B. Riley elects to terminate its obligations pursuant to this Section 11(b), the Company shall be notified promptly in writing.

(c) The Company shall have the right, by giving three (3) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(j), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(d) B. Riley shall have the right, by giving ten (10) days’ notice as hereinafter specified to terminate this Agreement in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 7(j), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(e) Unless earlier terminated pursuant to this Section 11, this Agreement shall automatically terminate upon the issuance and sale of all of the Placement Shares to or through B. Riley on the terms and subject to the conditions set forth herein; provided that the provisions of Section 7(j), Section 9, Section 10, Section 16 and Section 17 hereof shall remain in full force and effect notwithstanding such termination.

(f) This Agreement shall remain in full force and effect unless terminated pursuant to Sections 11(a), (c), (d), or (e) above or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 7(j), Section 9, Section 10, Section 16 and Section 17 shall remain in full force and effect.

(g) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by B. Riley or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

12. Notices. All notices or other communications required or permitted to be given by any party to any other party pursuant to the terms of this Agreement shall be in writing, unless otherwise specified, and if sent to B. Riley, shall be delivered to:

B. Riley Securities, Inc.

299 Park Avenue, 7th Floor

New York, NY 10171

Attention: General Counsel
Telephone: (212) 457-9947

Email: atmdesk@brileyfin.com

with a copy to:

Duane Morris LLP

1540 Broadway

New York, NY 10036

Attention: Dean M. Colucci

Telephone: (973) 424-2020

Email: dmcolucci@duanemorris.com

and if to the Company, shall be delivered to:

Movano Inc.

6800 Koll Center Parkway

Pleasanton, CA 94566

Attention: J. Cogan

Email: jcogan@movano.com

with a copy to:

K&L Gates LLP

300 South Tryon Street, Suite 1000

Charlotte, NC 28202
Attention: Mark Busch
Telephone: (704) 331-7440

Email: mark.busch@klgates.com

Each party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose. Each such notice or other communication shall be deemed given (i) when delivered personally, by email, or by verifiable facsimile transmission on or before 4:30 p.m., New York City time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a nationally-recognized overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid).

13. Successors and Assigns. This Agreement and any Terms Agreement shall inure to the benefit of and be binding upon the Company and B. Riley and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 9 hereof. References to any of the parties contained in this Agreement or any Terms Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement or any Terms Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement or any such Terms Agreement, except as expressly provided in this Agreement or such Terms Agreement. Neither party may assign its rights or obligations under this Agreement or any Terms Agreement without the prior written consent of the other party; provided, however, that B. Riley may assign its rights and obligations hereunder or under any Terms Agreement to an affiliate of B. Riley without obtaining the Company’s consent.

14. Adjustments for Share Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement or any Terms Agreement shall be adjusted to take into account any share split, share dividend or similar event effected with respect to the Common Stock.

15. Entire Agreement; Amendment; Severability. This Agreement (including all schedules and exhibits attached hereto and Placement Notices issued pursuant hereto), together with any Terms Agreement, constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Agreement, nor any Terms Agreement, nor any term hereof may be amended except pursuant to a written instrument executed by the Company and B. Riley. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Agreement and any Terms Agreement.

16. APPLICABLE LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND ANY TERMS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY OR BY ANY TERMS AGREEMENT, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

17. Waiver of Jury Trial. The Company and B. Riley each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement, any Terms Agreement or any transaction contemplated hereby or thereby.

18. Absence of Fiduciary Relationship. The Company acknowledges and agrees that:

(a) B. Riley has been retained solely to act as an arm’s length contractual counterparty to the Company in connection with the sale of the Placement Shares contemplated hereby and any Terms Agreement and that no fiduciary, advisory or agency relationship between the Company and B. Riley has been created in respect of any of the transactions contemplated by this Agreement or any Terms Agreement, irrespective of whether B. Riley has advised or is advising the Company on other matters;

(b) the Company is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement or any Terms Agreement;

(c) the Company has been advised that B. Riley and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company and that B. Riley has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

(d) the Company waives, to the fullest extent permitted by law, any claims it may have against B. Riley, for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that B. Riley shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including members, partners, employees or creditors of the Company.

19. Counterparts. This Agreement and any Terms Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Agreement or any Terms Agreement by one party to the other may be made by facsimile or electronic transmission.

[Remainder of Page Intentionally Blank]

If the foregoing correctly sets forth the understanding between the Company and B. Riley, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and B. Riley.

MOVANO INC.

By:	/s/ J Cogan
	Name:	J Cogan
	Title:	Chief Financial Officer

ACCEPTED as of the date first-above written:

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
	Name:	Patrice McNicoll
	Title:	Co-Head of Investment Banking

Signature page to At the Market Issuance Agreement

SCHEDULE 1

form of PLACEMENT NOTICE

From:	Movano Inc.
To:	B. Riley Securities, Inc.
Attention:	[●]
Subject:	At Market Issuance—Placement Notice
Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the At the Market Issuance Agreement between Movano Inc., a Delaware corporation (the “Company”), and B. Riley Securities, Inc. (“B. Riley”), dated August [ ], 2022, the Company hereby requests that B. RILEY sell up to [____] of the Company’s Common Stock, Par Value $0.0001 Per Share, at a minimum market price of $ per share, during the time period beginning [month, day, time] and ending [month, day, time].

SCHEDULE 2

Notice Parties

Company

John Mastrototaro	jmastrototaro@movano.com

J Cogan	jcogan@movano.com

B. Riley

Matt Feinberg	mfeinberg@brileyfin.com

Patrice McNicoll	pmcnicoll@brileyfin.com

Tom McGlynn	tmcglynn@brileyfin.com

with a copy to	atmdesk@brileyfin.com

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SCHEDULE 2(b)

Form of Terms Agreement

From:	Movano Inc.
To:	B. Riley Securities, Inc.
Attention:	[●]
Subject:	At Market Issuance—Terms Agreement Principal Sales
Ladies and Gentlemen:

Pursuant to the terms and subject to the conditions contained in the At the Market Issuance Agreement between Movano Inc., a Delaware corporation (the “Company”), and B. Riley Securities, Inc. (“BRS”), dated August [•], 2022, the Company hereby requests that BRS purchase on a principal basis, and resell by any method deemed to be consistent with an “at the market offering” under Rule 415 of the Securities Act, up to [____] of the Company’s Common Stock, at a price to be agreed upon by the Company and BRS, during the time period beginning [month, day, time] and ending [month, day, time]. [Subject to adjustment to include such other parameters as the parties may mutually agree.]

Confirmation of each agreed upon principal purchase amount and purchase price may be set forth in the form of an electronic email sent by BRS to the Company at the time of such purchase.

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SCHEDULE 3

Compensation

B. Riley shall be paid compensation equal to 3.0% of the gross proceeds from the sales of Placement Shares in an Agency Transaction.

Principal Transaction compensation shall be pursuant to the terms of any Terms Agreement executed hereunder.

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Exhibit 7(p)

OFFICER CERTIFICATE

The undersigned, the duly qualified and elected _______________________ of Movano Inc., a Delaware corporation (“Company”), does hereby certify in such capacity and on behalf of the Company, and not in [his/her] individual capacity, pursuant to Section 7(p) of the At the Market Issuance Agreement dated August [ ], 2022 (the “Sales Agreement”), between the Company and B. Riley Securities, Inc., that to the best of the knowledge of the undersigned:

(i) The representations and warranties of the Company in Section 6 of the Sales Agreement (A) to the extent such representations and warranties are subject to qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof, except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date, and (B) to the extent such representations and warranties are not subject to any qualifications or exceptions, are true and correct in all material respects as of the date hereof as if made on and as of the date hereof with the same force and effect as if expressly made on and as of the date hereof except for those representations and warranties that speak solely as of a specific date and which were true and correct as of such date; and

(ii) The Company has complied with all agreements in all material respects and satisfied all conditions on its part required to be performed or satisfied pursuant to the Sales Agreement at or prior to the date hereof.

By:
Name:
Title:

Date:

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